Exhibit 1.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of July 13, 2023, by and between Greenbrook TMS Inc., an Ontario corporation (the “Company”), and Alumni Capital LP, a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell to the Investor, and the Investor wishes to buy from the Company, up to $4,458,156 of common shares, no par value, of the Company (“Common Shares”).

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1      Defined Terms. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, with respect to a Party, any individual, a corporation or any other legal entity, directly or indirectly, controlling, controlled by or under common control with such Party. For purpose of this definition, the term “control,” as used with respect to any corporation or other entity, means (a) direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such corporation or other entity or (b) the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereof.

“Average Daily Trading Volume” shall mean the average daily trading volume of the Common Shares on the Principal Market over the most recent five (5) Business Days prior to the respective Purchase Notice Date, as reported by Bloomberg.

“Bankruptcy Law” shall mean Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 8.2(f).

“Bloomberg” shall mean Bloomberg, L.P.

“Business Day” shall mean a day on which the Principal Market shall be open for business.

“Clearing Costs” shall mean all of the Investor’s broker and Transfer Agent costs with respect to the deposit of the Purchase Notice Securities.

“Closing” shall mean any one of the closings of a purchase and sale of Purchase Notice Securities pursuant to Section 2.3(c).

“Closing Date” shall mean the date on which a Closing occurs.

“Closing Date I” shall mean a Closing Date for a Purchase Price I Purchase Notice, which shall occur no later than three (3) Business Days after delivery of the first Purchase Price I Purchase Notice and shall occur no later than four (4) Business Days after delivery of any subsequent first Purchase Price I Purchase Notice.

“Closing Date II” shall mean a Closing Date for a Purchase Price II Purchase Notice, which shall occur no later than two (2) Business Days after delivery of a Purchase Price II Purchase Notice.

“Closing Date III” shall mean a Closing Date for a Purchase Price III Purchase Notice, which shall occur no later than three (3) Business Days after delivery of a Purchase Price III Purchase Notice.

“Commitment Amount” shall mean $4,458,156.

“Commitment Period” shall mean the period commencing on the date on which the Investor received the Commitment Securities and ending on the earlier of (i) December 31, 2023, (ii) the date on which the Common Shares cease trading on NASDAQ, or (iii) the date on which the Investor shall have received such number of Securities pursuant to this Agreement for consideration equal to the Commitment Amount.

“Commitment Securities” shall have the meaning set forth in Section 6.3.

“Common Shares” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning specified in the preamble hereof.

“Custodian” shall mean any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Submission Deadline” shall have the meaning set forth in Section 11.16(a).

“DRS” shall mean the DTC’s Direct Registration System.

“DRS Eligible” shall mean that (a) the Common Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DRS system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Purchase Notice Securities and Commitment Securities are otherwise eligible for delivery via DRS, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Purchase Notice Securities and Commitment Securities, as applicable, via DRS.

“DRS Shares” shall mean Common Shares that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DRS account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by DTC.

“DWAC Eligible” shall mean that (a) the Common Shares are eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Purchase Notice Securities and Commitment Securities are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Purchase Notice Securities and Commitment Securities, as applicable, via DWAC.

“DWAC Shares” shall mean Common Shares that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” shall mean the date of the last signature of this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Floor Prices” shall mean the VWAP Floor Price and the Purchase Floor Price.

“Future SEC Documents” shall have the meaning set forth in Section 8.2(k).

“Indemnified Party” shall have the meaning set forth in Section 10.1.

“Indemnifying Party” shall have the meaning set forth in Section 10.1.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Lien” shall mean a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any Transaction Document.

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Party” shall mean a party to this Agreement.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean any of the national securities exchanges (i.e. NYSE, NYSE American, NASDAQ), or principal quotation systems (i.e. OTCQX, OTCQB, OTC Pink), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the Common Shares.

“Prospectus” shall have the meaning specified in Section 4.14.

“Prospectus Supplement” shall have the meaning specified in Section 7.1.

“Purchase Floor Price” shall mean $0.27 per Common Share, subject to adjustment pursuant to Section 2.4(b).

“Purchase Notice Amount” shall mean the product of the number of Purchase Notice Securities referenced in the Purchase Notice multiplied by the applicable Purchase Price (Purchase Price I, Purchase Price II, or Purchase Price III) in accordance with Section 2.1.

“Purchase Notice” shall mean a written notice from Company, substantially in the form of Exhibit A hereto, to the Investor setting forth the Purchase Notice Securities which the Company requires the Investor to purchase pursuant to the terms of this Agreement.

“Purchase Notice Date” shall have the meaning specified in Section 2.3(a).

“Purchase Notice Limitation” shall mean either Purchase Notice Limitation Option I for a Purchase Notice electing Purchase Price I, Purchase Notice Limitation Option II for a Purchase Notice electing Purchase Price II, or Purchase Notice Limitation Option III for a Purchase Notice electing Purchase Price III.

“Purchase Notice Limitation Option I” shall mean $500,000, unless the Company and the Investor mutually agree in writing to increase Purchase Notice Limitation Option I to an amount not to exceed the Commitment Amount.

“Purchase Notice Limitation Option II” shall mean the lesser of (i) a number of Common Shares equal to one and one-half percent (1.5%) of the Commitment Amount divided by the closing price per Common Share on the Principal Market on the Execution Date (as reported by Bloomberg) or (ii) $500,000.

“Purchase Notice Limitation Option III” the lesser of (i) fifty percent (50%) of the Average Daily Trading Volume, or (ii) $500,000.

“Purchase Notice Securities” shall mean all Common Shares that the Company shall be entitled to issue as set forth in all Purchase Notices in accordance with the terms and conditions of this Agreement.

“Purchase Price” shall mean either Purchase Price I, Purchase Price II, or Purchase Price III, as elected by the Company on each Purchase Notice.

“Purchase Price I” shall mean the lowest daily VWAP for the Common Shares for the five (5) Business Days prior to the Closing Date with respect to a Purchase Notice multiplied by eighty-five percent (85%). Any Purchase Notice setting forth Purchase Price I will be subject to the Purchase Notice Limitation Option I.

“Purchase Price II” shall mean the lesser of (i) the average of the three (3) lowest closing prices per Common Share on the Principal Market for the ten (10) Business Days prior to the Purchase Notice Date, or (ii) ninety-nine percent (99%) of the lowest trading price per Common Share on the Principal Market on the Purchase Notice Date. Any Purchase Notice setting forth Purchase Price II will be subject to the Purchase Notice Limitation Option II.

“Purchase Price III” shall mean the lowest daily VWAP of the Common Shares for the three (3) Business Days prior to the Closing Date with respect to a Purchase Notice multiplied by ninety-nine percent (99%). Any Purchase Notice setting forth Purchase Price III will be subject to the Purchase Notice Limitation Option III.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Shares are then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses (including reasonable fees and disbursements of counsel for the Investor in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration.

“Registration Statement” shall have the meaning specified in Section 4.14.

“Registrable Securities” shall mean (i) the Purchase Notice Securities, (ii) the Commitment Securities, and (iii) any other equity security of the Company issued or issuable with respect to any such Securities by way of a stock dividend or stock split or in connection with a combination of shares, capitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such registration statement; (2) such securities shall have ceased to be outstanding; (3) such securities have been sold pursuant to Rule 144 promulgated under the Securities Act; or (4) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Report of Foreign Issuer” shall have the meaning set forth in Section 6.2.

“Rule 144” shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

“Required Dispute Documentation” shall have the meaning set forth in Section 11.16(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” shall mean the Purchase Notice Securities and the Commitment Securities to be issued to the Investor pursuant to the terms of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Equivalents” shall mean any securities of the Company entitling the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Subsidiary” shall mean any Person that the Company wholly owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Transaction Documents” shall mean this Agreement and all exhibits hereto.

“Transfer Agent” shall mean the current transfer agent of the Company, and any successor transfer agent of the Company.

“VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or if the foregoing does not apply, the dollar volume-weighted average price of such security in any principal quotation system operated by OTC Markets Group Inc. or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or, if no dollar volume-weighted average price is reported, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Investor. If the Company and the Investor are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 11.16. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization, or other similar transaction during such period.

“VWAP Floor Price” shall mean $0.45 per Common Share, subject to adjustment pursuant to Section 2.4(b).

ARTICLE II
PURCHASE AND SALE OF SECURITIES

Section 2.1      Purchase Notices. Subject to the conditions set forth herein, at any time during the Commitment Period, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase, and the Investor shall have the obligation to purchase from the Company, the number of Purchase Notice Securities set forth on the Purchase Notice at the Purchase Price, provided that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation or the Beneficial Ownership Limitation set forth in Section 8.2(f). The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing.

Section 2.2      Purchase Price Election. For each Purchase Notice, the Company shall have the right to select Purchase Price I, Purchase Price II, or Purchase Price III at which to sell the Purchase Notice Securities subject to such Purchase Notice.

Section 2.3      Deliveries; Closing.

(a)        Purchase Notice Delivery. In accordance with Section 2.1 and subject to the satisfaction of the conditions set forth in Section 8.2, the Company shall agree to deliver the Purchase Notice Securities as DWAC Shares or DRS Shares to the Investor pursuant to Section 2.3(b) by the delivery of each Purchase Notice by email at the Investor’s email address set forth in Section 11.17 and by overnight courier at the Investor’s address set forth in Section 11.17. A Purchase Notice shall be deemed delivered on (i) the Business Day that the Purchase Notice has been received by email by the Investor if the conditions are met on or prior to 8:00 a.m. New York time or (ii) the next Business Day if the conditions are met after 8:00 a.m. New York time on a Business Day or at any time on a day which is not a Business Day (the “Purchase Notice Date”).

(b)        Delivery of Purchase Notice Securities. No later than 12:00 p.m. New York time on the Closing Date specified in the applicable Purchase Notice, the Company shall deliver the applicable Purchase Notice Securities as DWAC Shares or DRS Shares to the Investor, against payment to the Company by the Investor of the Purchase Notice Amount set forth in the applicable Purchase Notice in accordance with Section 2.3(c).

(c)        Closing. The Investor shall pay to the Company the Purchase Notice Amount with respect to the applicable Purchase Notice as full payment for such Purchase Notice Securities purchased by the Investor under the applicable Purchase Notice via wire transfer of immediately available funds as set forth below on (i) Closing Date I if the Company elects Purchase Price I, (ii) Closing Date II if the Company elects Purchase Price II, or (iii) Closing Date III if the Company elects Purchase Price III. The Company shall not issue any fraction of a Common Share under any Purchase Notice. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole Common Share. All payments made under this Agreement shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement. Whenever any amount or issuance of Common Shares expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

Section 2.4      Floor Price Limitations; Adjustments.

(a)               Floor Price Limitations. If the VWAP for the Common Shares for the five (5) Business Days prior to the Purchase Notice Date is less than the VWAP Floor Price, the Company shall have no obligation to sell, and the Investor shall be under no obligation to purchase, any of the Purchase Notice Securities set forth in such Purchase Notice. If the VWAP for the Common Shares for the Business Days between the Purchase Notice Date and the Closing Date is less than the Purchase Floor Price, the Company shall have no obligation to sell, and the Investor shall be under no obligation to purchase, any of the Purchase Notice Securities set forth in such Purchase Notice.

(b)               Adjustments. If the Company shall (i) pay a share dividend or otherwise make a distribution or distributions on Common Shares, or any other equity or equity equivalent securities payable in Common Shares, (ii) subdivide outstanding Common Shares into a larger number of Common Shares, (iii) combine (including by way of reverse stock split or share consolidation) outstanding Common Shares into a smaller number of Common Shares, or (iv) issue by reclassification of Common Shares any securities of the Company, then each of the Floor Prices and the Purchase Price (if applicable) shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of security holders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants the following to the Company:

Section 3.1      Intent. The Investor is entering into this Agreement and purchasing the Securities for its own account, and not as nominee or agent, for investment purposes and not with a view towards, or for a sale in connection with, a “distribution” (as such term is defined in the Securities Act), and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2      No Legal Advices From The Company. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax, or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3      Accredited Investor. The Investor is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 3.4      Authority. The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. The Transaction Documents to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5      Not An Affiliate. The Investor is not an officer, director, or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6      Organization and Standing. The Investor is an entity duly formed, validly existing, and in good standing under the laws of the State of Delaware with full right and limited partnership or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents.

Section 3.7      Absence of Conflicts. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8      Disclosure; Access to Information. The Investor has had an opportunity to review copies of the SEC Documents and the Prospectus Supplement filed on behalf of the Company and has had access to all publicly available information with respect to the Company. The Investor understands that its investment in the Securities involves a high degree of risk. The Investor is able to bear the economic risk of an investment in the Securities including a total loss. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 3.9      Manner of Sale. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 3.10      No Prior Short Selling. At no time prior to the date of this Agreement has any of the Investor, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Securities or (ii) hedging transaction, which establishes a net short position with respect to the Securities or any other Company’s securities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents and the Prospectus Supplement, the Company represents and warrants the following to the Investor, as of the Execution Date:

Section 4.1      Organization of the Company. The Company is an entity duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign company in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has Subsidiaries as disclosed in the SEC Documents.

Section 4.2      Authority. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required. The Transaction Documents have been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application and (ii) to the extent the enforceability of any provisions for indemnification may be limited by public policy.

Section 4.3      Capitalization. As of the date hereof, the Company is authorized to issue an unlimited number of Common Shares, of which 40,800,180 Common Shares are issued and outstanding, and an unlimited number of preferred shares, issuable in series, of which nil preferred shares are issued and outstanding. The Company has not issued any securities since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of securities to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Share Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has elected to use any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents, the Prospectus Supplement and this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any securities, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional securities or Share Equivalents. The issuance and sale of the Securities will not obligate the Company to issue other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities, except to the extent that the exercise or conversion price of such securities are calculated based on the market price of the Common Shares on the applicable exercise or conversion date. Except as disclosed in the SEC Documents, there are no shareholders agreements, voting agreements, or other similar agreements with respect to the Company’s Common Shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

Section 4.4      Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Documents or the Prospectus Supplement, the Company has not, in the twelve (12) months preceding the date hereof, received notice from the Principal Market on which the Common Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. Except as disclosed in the SEC Documents or the Prospectus Supplement, the Company is and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

Section 4.5      SEC Documents; Disclosure. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules, and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents and the information contained within the Prospectus Supplement, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6      Valid Issuances. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. Assuming the accuracy of the representations of the Investor in Article III of this Agreement and subject to the filings described in Section 4.7 of this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws.

Section 4.7      No Conflicts. The execution, delivery, and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchase Notice Securities and Commitment Securities, do not and will not (a) result in a violation of the Company’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than (i) any SEC or state securities filings that may be required to be made by the Company in connection with the execution of this Agreement or the issuance of Securities pursuant hereto, or (ii) the filing of a Listing of Additional Shares Notification Form with the Principal Market, which, in each case, have been made or will be made in a timely manner); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.8      No Material Adverse Effect. No event has occurred that would have a Material Adverse Effect on the Company that has not been disclosed in the SEC Documents or the Prospectus Supplement.

Section 4.9      Litigation and Other Proceedings. Except as disclosed in the SEC Documents or the Prospectus Supplement, there are no material actions, suits, investigations, SEC inquiries, FINRA inquiries, NASDAQ inquiries, or similar proceedings (however any governmental agency may name them) pending or, to the actual knowledge of the Company, threatened against or affecting the Company or its properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, SEC inquiry, FINRA inquiry, NASDAQ inquiry or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award against the Company has been issued by or, to the actual knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the actual knowledge of the Company, there is no pending investigation by the SEC involving the Company or any current officer or director of the Company.

Section 4.10    Acknowledgment Regarding Investor’s Purchase of Securities. Based solely on the Investor’s representations and warranties, the Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchase Notice Securities. The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

Section 4.11    No General Solicitation. Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

Section 4.12    No Integrated Offering. None of the Company, its Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, but excluding shareholder consents required to authorize and issue the Securities or waive any anti-dilution provisions in connection therewith.

Section 4.13    Placement Agent; Other Covered Persons. The Company has not engaged any Person to act as a placement agent, underwriter, broker, dealer, or finder in connection with the sale of the Securities hereunder. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Investor in connection with the sale of any Securities.

Section 4.14    Registration Statement. The Company has prepared and filed a Registration Statement on Form F-3 with the SEC in accordance with the provisions of the Securities Act, which was declared effective by order of the SEC on April 15, 2022 (File No. 333-264067) (the “Registration Statement”). The Registration Statement is effective under the Securities Act and the Company has not received any written notice that the SEC has issued or intends to issue a stop order or other similar order with respect to the Registration Statement or the base prospectus contained therein (the “Prospectus”), or that the SEC otherwise has (i) suspended or withdrawn the effectiveness of the Registration Statement or (ii) issued any order preventing or suspending the use of the Prospectus or any prospectus supplement thereto, in either case, either temporarily or permanently or intends or has threatened in writing to do so. The “Plan of Distribution” section of the Prospectus permits the issuance of the Securities hereunder. The SEC has not notified the Company of any objection to the use of the form of the Registration Statement pursuant to Rule 401(g)(1) of the Securities Act. The Company was, at the time of the filing of the Registration Statement, eligible to use Form F-3. As of the Execution Date, the Company is currently eligible to use Form F-3 under the Securities Act and it meets the transaction requirements with respect to up to $4,458,156 worth of Common Shares, as set forth in General Instruction I.B.5 of Form F-3. All corporate action required to be taken for the authorization, issuance and sale of the Securities has been duly and validly taken. The Securities conform in all material respects to all statements with respect thereto contained in the Registration Statement, the Prospectus, and the Prospectus Supplement. At the time of the filing of the Registration Statement and the Prospectus, the Company had, and at the time of the filing of the Prospectus Supplement or any amendment to the Registration Statement, the Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact in the Registration Statement, Prospectus, or Prospectus Supplement, as the case may be, or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there shall be no such untrue statement of material fact or omission in any effective registration statement filed or any post-effective amendment or prospectus which is a part of the foregoing.

Section 4.15    Foreign Private Issuer. The Company is permitted to rely on “foreign private issuer” exemptions from the shareholder approval requirements of NASDAQ Listing Rule 5635 during the Commitment Period.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1      Short Sales and Confidentiality. During the period from the Execution Date to the end of the Commitment Period, neither the Investor, nor any Affiliate of the Investor acting on its behalf or pursuant to any understanding with it, shall execute (i) any “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Securities or (ii) hedging transaction which establishes a net short position with respect to the Securities or any other Company’s securities. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of the Purchase Notice of such number of Securities reasonably expected to be purchased under the Purchase Notice shall not be deemed a short sale. The Investor shall, until such time as the transactions contemplated by the Transaction Documents are publicly disclosed by the Company in accordance with the terms of the Transaction Documents, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.

Section 5.2      Compliance with Law; Trading in Securities. The Investor’s trading activities with respect to the Securities shall be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of the Principal Market.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1      Listing of Shares. The Company shall use its commercially reasonable efforts to continue the listing or quotation and trading of the Securities on the Principal Market (including, without limitation, maintaining sufficient net tangible assets, if required) and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market.

Section 6.2      Filing of Report of Foreign Issuer. The Company agrees that it shall file a Report of Foreign Private Issuer on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the execution of the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Report of Foreign Issuer”). The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Report of Foreign Issuer prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments.

Section 6.3      Issuance of Commitment Securities. In consideration for the Investor’s execution and delivery of, and performance under, this Agreement, on or before the first Business Day after the Execution Date, the Company shall cause the Transfer Agent to issue and deliver as DWAC Shares or DRS Shares to the Investor a number of Common Shares (the “Commitment Securities”) in an amount equal to three percent (3%) of the Commitment Amount divided by the VWAP for the Common Shares for the five (5) Business Days prior to the Execution Date.

ARTICLE VII

REGISTRATION RIGHTS

Section 7.1      Registration. The Company shall file with the SEC, within two (2) Business Days from the Execution Date, a prospectus supplement covering the offering and sale of the Securities (the “Prospectus Supplement”). The Prospectus Supplement shall relate to the transactions contemplated by, and describing the material terms and conditions of, this Agreement, containing required information previously omitted from the Prospectus at the time of effectiveness of the Registration Statement in reliance on Rule 430B under the Securities Act, and disclosing all information relating to the transactions contemplated hereby required to be disclosed in the Registration Statement and the Prospectus as of the date of the Prospectus Supplement, including, without limitation, information required to be disclosed in the section captioned “Plan of Distribution” in the Prospectus. The Company shall permit the Investor to review and comment upon the Prospectus Supplement within a reasonable time prior to its filing with the SEC, the Company shall give reasonable consideration to all such comments, and the Company shall not file the Report of Foreign Issuer or the Prospectus Supplement with the SEC in a form to which the Investor reasonably objects. The Investor shall furnish to the Company such information regarding itself, the Company’s securities beneficially owned by the Investor, and the intended method of distribution thereof, including any arrangement between the Investor and any other person or relating to the sale or distribution of the Company’s securities, as shall be reasonably requested by the Company in connection with the preparation and filing of the Report of Foreign Issuer and the Prospectus Supplement, and shall otherwise cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Report of Foreign Issuer and the Prospectus Supplement with the SEC. At the time of the filing of the Prospectus Supplement, the Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact in the Prospectus (as supplemented by the Prospectus Supplement) or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there shall be no such untrue statement of material fact or omission in any effective registration statement filed or any post-effective amendment or prospectus which is a part of the foregoing.

Section 7.2      Registration Procedures. At its sole expense, the Company will do the following during the Commitment Period:

(a)         use its best efforts to keep the Registration Statement and the Prospectus Supplement continuously effective under the Securities Act until the Investor ceases to hold Registrable Securities;

(b)         prepare and file with the SEC such amendments, post-effective amendments, and supplements to the Registration Statement and the Prospectus Supplement as may be reasonably requested by the Investor or as may be necessary to keep the Registration Statement and the Prospectus Supplement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement and the Prospectus Supplement;

(c)         promptly give the Investor notice of any event (including the passage of time) which makes the Registration Statement or the Prospectus Supplement not to be in compliance with Sections 5(b) or 10 of the Securities Act and shall use its best efforts thereafter to file with the SEC any post-effective amendment to the Registration Statement, amended prospectus, or prospectus supplement in order to comply with Sections 5(b) or 10 of the Securities Act;

(d)        notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement relating to the Securities, including, without limitation, the Prospectus Supplement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to the Registration Statement or a supplement to the related prospectus or Prospectus Supplement or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such Registration Statement, prospectus, and Prospectus Supplement, so that the Registration Statement, prospectus, and Prospectus Supplement do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to the Registration Statement, use best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Investor a written notice of such amendment or supplement, and, upon receipt of such notice, the Investor agrees not to sell any Registrable Securities pursuant to the Registration Statement and Prospectus Supplement until the Investor’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(e)         use its best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of the Registration Statement (and promptly notify in writing the Investor covered by the Registration Statement of the withdrawal of any such order);

(f)         cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed; and

(g)        take all such other reasonable actions as are necessary or advisable in order to facilitate the disposition of such Registrable Securities.

Section 7.3      Expenses of Registration. All Registration Expenses incurred by the Company in connection with registration pursuant to this Article VII shall be borne by the Company.

ARTICLE VIII
CONDITIONS TO DELIVERY OF
PURCHASE NOTICE AND CONDITIONS TO CLOSING

Section 8.1      Conditions Precedent to the Obligation of the Company to Issue and Sell Purchase Notice Securities. The obligation of the Company hereunder to issue and sell the Purchase Notice Securities to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a)         Accuracy of the Investor’s Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing as though made at each such time.

(b)         Performance by the Investor. The Investor shall have performed, satisfied, and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by the Investor at or prior to each Closing.

(c)         Principal Market Regulation. The Company shall have no obligation to issue any Purchase Notice Securities, and the Investor shall have no right to receive any Purchase Notice Securities, if the issuance of such Purchase Notice Securities would exceed the aggregate number of Securities which the Company may issue without breaching the Company’s obligations under the rules or regulations of the Principal Market.

Section 8.2      Conditions Precedent to the Obligation of the Investor to Purchase the Purchase Notice Securities. The obligation of the Investor hereunder to purchase the Purchase Notice Securities is subject to the satisfaction of each of the following conditions:

(a)         Effective Registration Statement. The Registration Statement, and any amendment or supplement thereto, shall have been declared effective and shall remain effective for the sale of the Registrable Securities (including reoffers by the Investor, affiliated purchasers, and selling agents of the Investor) at all times until the Closing with respect to the subject Purchase Notice, the Company shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement, the Prospectus, or the Prospectus Supplement shall exist. The Investor shall not have received any notice from the Company that the Prospectus, Prospectus Supplement, and/or any prospectus supplement or amendment thereto fails to meet the requirements of Section 5(b) or Section 10 of the Securities Act.

(b)         Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing (except for representations and warranties specifically made as of a particular date).

(c)         Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by the Company at or prior to such Closing.

(d)        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e)         No Suspension of Trading in or Delisting of Shares. The trading of the Securities shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the Securities shall have been approved for listing or quotation on and shall not have been delisted from or no longer quoted on the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the Securities, as contemplated by this Section 8.2(e) following delivery of a Purchase Notice and prior to the Closing for the Purchase Notice Securities for such Purchase Notice, the Investor shall, subject to applicable securities laws, have the right to return to the Company any amount of Purchase Notice Securities that the Investor continues to hold, and the Commitment Amount with respect to such Purchase Notice Securities, shall be refunded accordingly.

(f)          Beneficial Ownership Limitation. The number of Purchase Notice Securities to be purchased by the Investor at any time under this Agreement shall not exceed the number of such Common Shares that, when aggregated with all other Common Shares then beneficially owned (as such term is defined under the Exchange Act) by the Investor, would result in the Investor beneficially owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Exchange Act. For purposes of this Section 8.2(f), if the amount of Common Shares outstanding is greater or lesser on a Closing Date than on the date on which the Purchase Notice associated with such Closing Date is given, the amount of Common Shares outstanding on such Closing Date shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Shares made pursuant to this Agreement, would beneficially own more than the Beneficial Ownership Limitation following a purchase on any such Closing Date. If the Investor claims that compliance with a Purchase Notice would result in the Investor owning more than the Beneficial Ownership Limitation, upon request of the Company, the Investor will provide the Company with evidence of the Investor’s then existing Common Shares beneficially owned. The “Beneficial Ownership Limitation” shall be 9.99% of the number of Common Shares outstanding immediately prior to the issuance of Common Shares issuable pursuant to a Purchase Notice. To the extent that the Beneficial Ownership Limitation would be exceeded in connection with a Closing, the number of Securities issuable to the Investor shall be reduced so it does not exceed the Beneficial Ownership Limitation.

(g)        Reserved.

(h)        No Knowledge. The Company shall have no knowledge of any event more likely than not to have the effect of causing the effectiveness of the Registration Statement to be suspended or the Prospectus or Prospectus Supplement failing to meet the requirement of Sections 5(b) or 10 of the Securities Act (which event is more likely than not to occur within the fifteen (15) Business Days following the Business Day on which such Purchase Notice is deemed delivered).

(i)          No Violation of Shareholder Approval Requirement. The issuance of the Securities shall not violate the shareholder approval requirements of the Principal Market.

(j)          DWAC Eligible. The Securities must be DWAC Eligible and not subject to a “DTC chill.”

(k)         SEC Documents. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act after the Execution Date (the “Future SEC Documents”) (1) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act, and (2) as of their respective dates, such Future SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such Future SEC Documents, and none of such Future SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IX
LEGENDS

Section 9.1      No Restrictive Legend. No restrictive stock legend shall be placed on the share certificates representing the Purchase Notice Securities.

Section 9.2      Investor’s Compliance. Nothing in this Article IX shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Securities.

ARTICLE X
indemnification

Section 10.1    Each party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, employees, and authorized agents (an “Indemnified Party”) from and against any claim or suit by third parties for Damages resulting from or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or Prospectus or Prospectus Supplement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation by the Indemnifying Party of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred by the Indemnified Party except to the extent that such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligent, recklessness or willful misconduct; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of the Investor to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by the Company in reliance upon and in conformity with information furnished to the Company by the Investor for use in the Registration Statement, any post-effective amendment thereof, Prospectus, Prospectus Supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented); and provided, further, that in no event shall any indemnity by the Investor under this Section 10.1 exceed the Commitment Amount, except in the case of fraud or willful misconduct by the Investor.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Force Majeure. No Party shall be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including but not limited to acts of God, epidemic or pandemic, natural disaster, labor disturbances, terrorist attack, riots or wars, and any action taken, or restrictions or limitations imposed, by government or public authorities.

Section 11.2    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

Section 11.3    Assignment. The Transaction Documents shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither any of the Transaction Documents nor any rights of the Investor or the Company hereunder may be assigned by either Party to any other Person.

Section 11.4    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as contemplated in Article X.

Section 11.5    Termination. This Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period, or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

Section 11.6    Entire Agreement. The Transaction Documents, together with the exhibits thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.7    Fees and Expenses. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incidental to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.

Section 11.8    Clearing Costs. The Company shall pay the Clearing Costs associated with each Closing, and any Transfer Agent fees (including any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied on the Company in connection with the delivery of any Securities to the Investor.

Section 11.9    Counterparts and Execution. The Transaction Documents may be executed in multiple counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument, will be deemed to be an original, and will be enforceable against the Parties. The Transaction Documents may be delivered to the other Party hereto by email of a copy of the Transaction Documents bearing the signature of the Party so delivering the Transaction Documents. The Parties agree that this Agreement shall be considered signed when the signature of a Party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature. The signatories to this Agreement each represent and warrant that they are duly authorized by the Parties with the power and authority to bind the Parties to the terms and conditions thereof.

Section 11.10  Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any Party.

Section 11.11  Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12  Agreement Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. The Parties agree with each and every provision contained in this Agreement and agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 11.13  Titles and Subtitles. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 11.14  Amendments; Waivers. No provision of this Agreement may be amended other than by a written instrument signed by both Parties hereto and no provision of this Agreement may be waived other than in a written instrument signed by the Party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 11.15  Publicity. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement, other than as required by law or for legal compliance, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing Party shall provide the other Party with prior notice of such public statement. The Investor acknowledges that the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

Section 11.16  Dispute Resolution.

(a)	Average Daily Trading Volume, Purchase Notice Limit, or VWAP.

(i)         In the case of a dispute relating to the Average Daily Trading Volume, Purchase Notice Limitation, or VWAP (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Investor (as the case may be) shall submit the dispute to the other Party via facsimile or electronic mail within five (5) Business Days after the Party learned of the circumstances giving rise to such dispute. If the Investor and the Company are unable to promptly resolve such dispute relating to such Average Daily Trading Volume, Purchase Notice Limit, or VWAP (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Investor (as the case may be) of such dispute to the Company or the Investor (as the case may be), then the Company and the Investor may select an independent, reputable investment bank as mutually agreed upon to resolve such dispute. If the Parties cannot agree upon such an investment bank within ten (10) Business Days of the date of the initial notice, the Parties shall submit the dispute to arbitration pursuant to Section 11.16(b).

(ii)        The Investor and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the above and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Investor or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the Party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Investor or otherwise requested by such investment bank, neither the Company nor the Investor shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)       The Company and the Investor shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Investor of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne by the losing Party, and such investment bank’s resolution of such dispute shall be final and binding upon all Parties. The terms of this Agreement, each other applicable Transaction Document, and the Required Dispute Documentation shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Agreement and any other applicable Transaction Documents.

(iv)       Both the Company and the Investor expressly acknowledge and agree that (i) this Section 11.16(a) constitutes an agreement to arbitrate between the Company and the Investor (and constitutes an arbitration agreement) under § 5701, et seq. of the Delaware Code Title 10 with respect to the dispute described in Section 11.16(a)(i) and that both the Company and the Investor are authorized to apply for an order to compel arbitration pursuant to Delaware Code Title 10 § 5703 in order to compel compliance with this Section 11.16(a).

(b)            Jurisdiction. Subject to Section 11.16(a), each party hereby irrevocably submits that any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document (including whether any such dispute is arbitrable), shall be submitted to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware. Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. The Company and the Investor agree that all dispute resolution proceedings in accordance with this Section 11.16 may be conducted in a virtual setting.

Section 11.17  Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) delivered by reputable air courier service with charges prepaid for next Business Day delivery, or (c) transmitted by hand delivery, or email as a PDF (with read receipt or a written confirmation of delivery or receipt), addressed as set forth below or to such other address as such Party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by email at the address designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Address: 890 Yonge Street, 7th Floor, Toronto, Ontario, Canada M4W 3P4

Telephone: (416) 322-9700

E-mail: [REDACTED] and [REDACTED]

If to the Investor:

Address: 801 Brickell Ave., FL 8, Miami FL, 33131

Telephone: (917) 793-1173

E-mail: [REDACTED]

Either Party hereto may from time to time change its address or email for notices under this clause by giving prior written notice of such changed address to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

GREENBROOK TMS INC.

By:	/s/ Bill Leonard
Name:	Bill Leonard
Title:	Chief Executive Officer
Date:	July 13, 2023

ALUMNI CAPITAL LP

By:	ALUMNI CAPITAL GP LLC

By:	/s/ Ashkan Mapar
Name:	Ashkan Mapar
Title:	Manager
Date:	July 13, 2023

EXHIBIT A

FORM OF PURCHASE NOTICE

TO: ALUMNI CAPITAL LP

We refer to the Purchase Agreement, dated as of July 13, 2023 entered into by and between Greenbrook TMS Inc. and you (the “Agreement”). Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby certify that, as of the date hereof, the conditions set forth in Article VIII of the Agreement are satisfied, and we hereby elect to exercise our right pursuant to the Agreement to require you to purchase ___________ Purchase Notice Securities at the following Purchase Price (select only one):

[ ] Purchase Price I

[ ] Purchase Price II

[ ] Purchase Price III

The Closing Date in respect of the purchase and sale of the Purchase Notice Securities referred to herein shall be ________, 2023.

The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation. To the extent the Beneficial Ownership Limitation has been exceeded, you are requested to advise the Company promptly. Such notice to the Company shall state the reduced amount of Purchase Notice Securities to sold hereby that shall not exceed the Beneficial Ownership Limitation.

The Company’s wire instructions are as follows:

[Insert Wire Instructions]

GREENBROOK TMS INC.

By:
Name:	Bill Leonard
Title:	Chief Executive Officer
Date:	_________, 2023

Acknowledged, received and agreed by:

ALUMNI CAPITAL LP

By:	ALUMNI CAPITAL GP LLC

By:
Name:	Ashkan Mapar
Title:	Manager
Date:	____________, 2023